Exhibit 10.35

                                SERVICE AGREEMENT

      THIS SERVICE AGREEMENT ("Agreement") is made as of the 1st day of January, 1999 (the "Effective Date"), by and between HealthNow New York Inc. ("HNNY"), with its principal place of business at 1901 Main Street, Buffalo, New York 14240, and CareAdvantage, Inc. ("CAI") with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830.

      WHEREAS, CAI and HNNY have entered into an agreement dated as of January 5, 1998 ("Prior Agreement"), which agreement expires December 31, 1998;

      WHEREAS, the parties desire to provide to set forth the terms and conditions pursuant to which CAI will provide certain services to HNNY on or after January 1, 1999;

      NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties agree as follows:

1. Services.

      1.1 Generally. CAI will provide the services described in Sections 1.2, 1.3, and 1.4 ("Services") to HNNY. HNNY acknowledges that, to the extent that the Services set forth in Sections 1.2, 1.3 and 1.4, below, require on-site presence at HNNY's offices, such Services will be performed at its Albany Division. CAI and HNNY shall consult regularly regarding the allocation of CAI's resources among HNNY's Albany, Buffalo and Central New York Divisions.

      1.2 Clinical Support.

      a. CAI will provide experienced physician reviewers, equivalent to one (1) FTE, to support HNNY's medical directors and the utilization management staff. Their services will include case review and policy development. These services will be provided through a combination of an on-site presence and telephone access. CAI will ensure that physician reviewers are available at the same days and times that HNNY is available to health care providers to conduct utilization review. CAI further agrees that access to physician reviewers shall be provided on-site at HNNY no less than sixty (60%) per cent of such HNNY Utilization Management Department operating hours. The physician reviewers shall be subject to HNNY's approval, which shall not be unreasonably withheld.

      b. CAI will provide HNNY with matched specialty review through access to CAI's Specialty Advisor Panel on an as-needed basis. All reviews must be coordinated through CAI's physician reviewers.

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      c. CAI shall  maintain  any  licensure  required  in  connection  with its activities. The parties acknowledge and agree that HNNY and/or self-insurers, as
applicable,   shall  have  final   decision-making   authority  with  regard  to
utilization management decisions, subject to the right of covered persons to appeal such determinations subject to HNNY's and/or the self-insurer's, as applicable, grievance procedure.

      1.3 Staff Performance Audit and Skill Development Program

      a. Staff Performance Audit. CAI will conduct for the Albany Division a baseline staff performance audit to support the customization of the training materials and to select the additional modules most needed for the success of the Plan's programs and initiatives. The staff performance audit findings reports will show strengths and weaknesses in the current review staff's knowledge and skill level as well as quantify the missed opportunities for proactive and aggressive level and progression of care management.

      b. Skill Development Program.

            i. CAI will provide a comprehensive training program to HNNY's clinical care management staff. This training program is designed to provide such staff with a thorough understanding of the care management process and help them develop the skills necessary to facilitate high quality, cost-effective care. The training will be conducted by healthcare educators and care management professionals, including an experienced CAI medical director for those program modules with clinical content. An outline of the training program is set forth in Attachment A.

            ii. CAI will train approximately 20 clinical staff, 6-8 case managers and 2-3 administrative support staff. Training will be scheduled for mutually agreeable times so as to optimize the learning experience and minimize the disruption to HNNY's review process.

            iii. Upon completion of the training, CAI will measure the impact of the training through a participant evaluation and through a post training review audit, and will summarize and provide the results to HNNY.

      1.4 Reports. CAI will provide HNNY with monthly review activity reports. The format and content of these reports will be in accordance with those furnished pursuant to the Prior Agreement or as the parties may mutually agree.

2. Compensation & Expenses

      2.1 Base Compensation. CAI's compensation for the Services provided pursuant to this Agreement shall be Two Hundred Fifty Three Thousand Five Hundred Seventy-Eight ($253,578) Dollars, payable in monthly installments of Forty Two Thousand Two Hundred Sixty Three


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($42,263) Dollars.  HNNY shall pay CAI the monthly installment due on account of a month within thirty (30) days after the last day of such month.

      2.2 Certain Special Advisory Panel Fees. In addition to the fees provided by Section 2.1, HNNY shall pay CAI one hundred ($100) dollars for each case reviewed by CAI's Special Advisory Panel to the extent in excess of 500 cases. HNNY shall pay CAI within thirty (30) days of its receipt of CAI's invoice for such services.

      2.3 Expenses. HNNY shall reimburse CAI for CAI's reasonable out-of-pocket expenses incurred in connection with this Agreement, including expenses for travel, lodging and meals. HNNY shall pay CAI within thirty (30) days of its receipt of CAI's invoice for such expenses.

3. Confidentiality

      3.1 Generally. Each party hereto hereby agrees that, during the term of this Agreement and after its termination, it shall (a) not, directly or indirectly, use (other than for the purposes contemplated hereby during the term), (b) keep secret and retain in strictest confidence, and (c) not disclose to any third party, Confidential Information as defined herein. Notwithstanding the foregoing, a party may disclose Confidential Information: (i) when compelled to do so by applicable law, provided that to the extent feasible it gives the other party advance notice of its intent to make the disclosure, and (ii) to those of such party's officers, directors, partners, employees and agents who have a "need to know." In addition, each party will obtain a confidentiality agreement from any independent contractor to which it discloses the other party's Confidential Information.

      3.2 Definition. "Confidential Information" shall mean (a) any forms, policies, procedures, manuals and materials of any kind created, owned or provided by a party in connection with, or with respect to, the Services, (b) any information or data relating to the Services or this Agreement that is made available by a party to the other party and (i) is marked confidential, or at the time of its being made available, is otherwise indicated to be confidential, or (ii) within thirty (30) days after such information or data is first made available, is indicated in writing to be confidential, (c) any derivative works based on the materials, information or data described in subclauses (a) and (b) above, and (d) with respect to the confidentiality obligations hereunder of CAI only, (i) patient information, and (ii) any and all information or data (whether patient specific, account specific, aggregates thereof or otherwise) relating to the cost or utilization of health care services provided to, or received by an individual covered by any HNNY health care benefit plan; provided, however, Confidential Information shall not mean information or data that (A) was previously known to the receiving party at the time of disclosure, provided that such information was acquired through no fault of the receiving party nor was received from a person that did not have the legal right to make such information available, (B) is publicly known through no act or omission by the receiving party, or (C) is disclosed to the receiving party by a third party having the legal right to make such disclosure.


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4. Term.

      4.1 Generally. This Agreement shall be for a six (6) month term beginning on the Effective Date. Notwithstanding the preceding sentence, HNNY and CAI agree that CAI's obligations with respect to Section 1.2(b) and 1.3, above, shall survive the termination of the Agreement with respect to any services covered by those subsections (i.e., matched specialty review, staff development audit and skill development programs) that are in progress but not completed as of the effective date of termination.

      4.2 Termination for Cause. This Agreement shall be terminable by either party for its material breach upon not less than thirty (30) days' prior written notice to the other party, setting forth in detail the material breach, and providing that the Agreement is to be terminated upon the expiration of thirty
(30) days or such longer period which may be set forth in the notice, unless the material breach is cured within that time period.

5. Insurance; Indemnification; Defense of Litigation

      5.1 Insurance. CAI shall maintain in full force and effect during the term of this Agreement errors and omissions/utilization review and utilization management insurance in per occurrence and aggregate face amounts of at least $5 million and $10 million, respectively, naming HNNY as an additional insured, such policy or policies not to be cancelable upon less than thirty (30) days' prior notice, and providing that HNNY shall receive copies of any notice of cancellation.

      5.2 Indemnification. Each party hereto (as such, an "Indemnifying Party") agrees to indemnify, defend and hold harmless (collectively, "Indemnify") the other party and such other party's officers, directors, employees or agents (collectively, "Indemnified Parties") from and against any and all claims or portions thereof, suits, costs and expenses, including without limitation, costs of investigation and defense, incurred by such Indemnified Parties as a result of any willful misconduct or any negligent act or omission by the Indemnifying Party in connection with this Agreement. This provision is not intended to obligate CAI to Indemnify HNNY for claims, or portions thereof, under the terms of HNNY's health insurance policies or HMO agreements which HNNY would have been obligated to pay regardless of the misconduct or act or omission of CAI.

      5.3 Defense of Litigation. Except as provided in Section 5.2, each party shall be responsible at its own expense for defending itself in any litigation brought against it, whether or not the other party is also a defendant, arising out of any aspect of activities undertaken in connection with this Agreement. Each party agrees to provide the other party information in its possession which is necessary to the other party's defense in such litigation.


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6. Additional Requirements

      6.1 Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors. Neither shall have any claim under this Agreement or otherwise against the other party as a joint venturer or partner.

      6.2  Proprietary  Rights.   Neither  party  shall  use  the  name,  logos,
trademarks, or servicemarks of the other without the other's prior written consent, except that CAI may include HNNY in its listing of clients.

      6.3 Nonsolicitation of Employees. During the term of this Agreement and for an additional period of two (2) years after the termination of this Agreement, neither CAI nor HNNY shall solicit for employment or hire any employee or consultant of the other without the other's prior written consent.

      6.4 No Guarantee of Medical Results. Neither the execution of this Agreement nor the performance of any of its obligations constitutes an undertaking by CAI to guarantee the results of health care provider services or that such services will be rendered in accordance with generally accepted medical standards or procedures. The parties agree that CAI is not and shall not be deemed a health care provider as a result of the Services provided pursuant to this Agreement, and that all decisions concerning the rendering of health care services are determined by the patient's physician, hospital or other health care provider and the patient. The parties acknowledge and agree that neither CAI nor HNNY shall intervene in the provision of medical services, it being understood and agreed that the traditional relationship between provider and patient will be maintained. Thus, a benefit determination by HNNY and/or a utilization management recommendation by CAI, that a particular course of treatment is not medically necessary and/or is inconsistent with the utilization management protocols and, thus not a covered service under the covered person's benefit plan, shall not be deemed to be a medical determination or intervention in the provision of medical services.

7. Miscellaneous

      7.1 Compliance With Laws and Certain Regulatory Requirements. Each party shall, throughout the term of this Agreement, be in continuous compliance with all applicable laws. In addition CAI shall be in continuous compliance with applicable requirements of the American Accreditation Healthcare Commission/URAC and the National Committee on Quality Assurance.

      7.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:


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         If to HNNY:          New York Care Plus Insurance Company.
                              1901 Main Street
                              Buffalo, New York 14240
                              Attn:   Cheryl Howe,
                                      Vice President

         If to CAI:           CareAdvantage, Inc.
                              485-C Route 1 South
                              Iselin, New Jersey  08830
                              Attn:   Richard Freeman, M.D.,
                                      President & Chief Operating Officer

or to such other address as any party hereto shall have designated to the other parties in accordance with the provisions of this Agreement.

      7.3 Parties in Interest. This Agreement is made for the exclusive benefit of the parties hereto, their successors and permitted assigns, and no person or entity other than CAI, HNNY, their successors or permitted assigns shall acquire or have any rights under or by virtue of this Agreement.

      7.4 Impossibility of Performance. No party shall be deemed to be in violation of this Agreement if prevented from performing any obligation hereunder due to matters that are beyond its control, including without limitation war, fire, strikes, riots, floods, storms, earthquakes, other elements or acts of God or the public enemy.

      7.5 Binding Agreement; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to a third party other than a wholly-owned subsidiary without the prior written consent of the other party, which consent shall not be unreasonably withheld.

      7.6 Entire Agreement; Amendment. This Agreement and Attachment A embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended except by a writing executed by each of the parties hereto.

      7.7 Disputes. In the event of any dispute between the parties hereto arising out of or concerning this Agreement, the parties agree to use their reasonable best efforts to resolve any such dispute amicably, in good faith, and expeditiously prior to resorting to litigation.

      7.8 Injunctive Relief. The parties acknowledge that in the event of the breach of certain provisions of this Agreement, including Sections 3, 6.2 and 6.3, CAI or HNNY, as the case may be, may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore,


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in addition to any other  remedy  available,  CAI and HNNY each agree that if it violates any of the provisions of Section 3, 6.2 or 6.3, the non-breaching party shall be entitled to injunctive relief, without bond, from a court of competent jurisdiction.

      7.9 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without giving effect to the principles of conflicts of laws.

      7.10 Severability. If any term of this Agreement or application thereof shall be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect.

      7.11 Effect of Prior Agreement. The parties acknowledge that the Prior Agreement expired as of December 31, 1998.

      7.12 Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the date written above.


                                                 CAREADVANTAGE, INC.
                                                 HEALTHNOW NEW YORK INC.


BY:_________________________                     BY:_________________________
TITLE:______________________                     TITLE:______________________


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                                                                    ATTACHMENT A

                                TRAINING PROGRAM

Program I Basic Care Management for all clinical staff and administrative staff

1.    Customized levels of care
         a.   Care management continuum
         b.   Levels of care I, II and III
              I:   Outpatient, Observation, Acute
              II:  Subacute, Skilled Nursing Facility
              III: Rehabilitation, Home Care
2.       Facilitating  appropriate  level  and  progression  of care
         a.  Review process I and II
         b.  Introduction to standard and clinical guidelines
         c.  Discharge planning
3.       Communication  and negotiation  skills
         a.  Introduction to communication
         b.  Care management negotiations
         c.  Customer Service  (administrative staff only)

Program II Basic Case Management for case managers

1. Coordination of care
2. Patient advocacy
3. Cost/benefit analysis theories
4. Legal implications
5. Generic care planning

Program III Clinical Training

Two clinical modules (to be selected through staff assessment process)


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